SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

KERYX BIOPHARMACEUTICALS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

492515101

(CUSIP Number)

March 2, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 492515101	Page 2 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904 (See Item 4)
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 2,381,904 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 3 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,381,904
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 4 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,381,904
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 5 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,381,904
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 6 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,381,904
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 7 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,381,904
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,381,904
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,381,904 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.47%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 8 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 184,871
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 184,871
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 184,871 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .27%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 9 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 184,871
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 184,871
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 184,871 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .27%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 10 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 184,871
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 184,871
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 184,871 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .27%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 11 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 149,202
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 149,202
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,202 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .22%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 12 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 149,202
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 149,202
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,202 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .22%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 13 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 149,202
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 149,202
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,202 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .22%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 14 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 249,638
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 249,638
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,638 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .36%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 15 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balamat Cayman Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 173,531
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 173,531
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,531 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .25%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 16 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 921,503
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 921,503
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 921,503 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.34%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 17 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Onshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 921,503
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 921,503
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 921,503 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.34%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 18 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 921,503
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 921,503
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 921,503 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.34%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 19 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,060,649 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,060,649 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,060,649 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.92%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 492515101	Page 20 of 39 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,060,649 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,060,649 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,060,649 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.92%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Keryx Biopharmaceuticals, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

750 Lexington Avenue New York, NY 10022 United States

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 16.99% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 54.05% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 2.66% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman Islands corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF, LTD. owns 21.95% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF2 LLC owns 4.27% of the equity interests in AMF.

(7) Atlas Leveraged Master Fund, Ltd. is a Cayman Islands corporation (“ALF MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

Page 21 of 39 Pages

(8) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. ALF LP owns 69.36% of the equity interests in ALF MASTER.

(9) Atlas Leveraged Fund, Ltd. is a Cayman Islands corporation (“ALF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. ALF, LTD. owns 30.56% of the equity interests in ALF MASTER.

(10) Atlas Fundamental Trading Master Fund Ltd. is a Cayman Islands corporation (“AFT MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(11) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 22.63% of the equity interests in AFT MASTER.

(12) Atlas Fundamental Trading Fund Ltd. is a Cayman Islands corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AFT LTD owns 77.16% of the equity interests in AFT MASTER.

(13) Atlas Fundamental Trading Leveraged Fund, L.P. is a Delaware limited partnership (“AFTL”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(14) Balamat Cayman Limited. is a Cayman Islands corporation (“BCF”), with its principal business office at c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 27 Hospital Road, 5th Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

(15) Balyasny Dedicated Investor Master Fund, Ltd. is a Cayman Islands corporation (“BDI MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(16) Balyasny Dedicated Investor Onshore Fund, L.P. is a Delaware limited partnership (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BDI LP owns 33.91% of the equity interests in BDI MASTER.

Page 22 of 39 Pages

(17) Balyasny Dedicated Investor Offshore Fund, Ltd. is a Cayman Islands corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. BDI LTD owns 66.06% of the equity interests in BDI MASTER.

(18) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL, BCF, BDI MASTER, BDI LP, and BDI LTD.

(19) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

492515101

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

2,381,904

	(b)	Percent of Class:

3.47%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

Page 23 of 39 Pages

2,381,904

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

2,381,904

	(iv)	shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 16.99% of the equity interest in AMF, AG may be deemed to beneficially own the 2,381,904 Shares of the Company’s Common Stock beneficially owned by AMF.

2,381,904

(b)	Percent of Class:

3.47%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

2,381,904

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

2,381,904

	(iv)	shared power to dispose or to direct disposition of:

None

Page 24 of 39 Pages

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 54.05% of the equity interest in AMF, AGI may be deemed to beneficially own the 2,381,904 Shares of the Company’s Common Stock beneficially owned by AMF.

2,381,904

(b)	Percent of Class:

3.47%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,381,904

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,381,904

(iv) shared power to dispose or to direct disposition of:

None

AIF, LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 2.66% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 2,381,904 Shares of the Company’s Common Stock beneficially owned by AMF.

2,381,904

(b)	Percent of Class:

3.47%

Page 25 of 39 Pages

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

2,381,904

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

2,381,904

	(iv)	shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 21.95% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 2,381,904 Shares of the Company’s Common Stock beneficially owned by AMF.

2,381,904

(b)	Percent of Class:

3.47%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

2,381,904

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

2,381,904

Page 26 of 39 Pages

(iv) shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 4.27% of the equity interest in AMF, AIF2 LLC may be deemed to beneficially own the 2,381,904 Shares of the Company’s Common Stock beneficially owned by AMF.

2,381,904

(b)	Percent of Class:

3.47%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,381,904

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,381,904

(iv) shared power to dispose or to direct disposition of:

None

ALF MASTER

(a)	Amount Beneficially Owned:

184,871

Page 27 of 39 Pages

(b)	Percent of Class:

.27%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

184,871

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

184,871

	(iv)	shared power to dispose or to direct disposition of:

None

ALF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 69.36% of the equity interest in ALF MASTER, ALF LP may be deemed to beneficially own the 184,871 Shares of the Company’s Common Stock beneficially owned by ALF MASTER.

184,871

(b)	Percent of Class:

.27%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

184,871

	(ii)	shared power to vote or to direct vote:

None

Page 28 of 39 Pages

	(iii)	sole power to dispose or direct disposition of:

184,871

	(iv)	shared power to dispose or to direct disposition of:

None

ALF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 30.56% of the equity interest in ALF MASTER, ALF LTD. may be deemed to beneficially own the 184,871 Shares of the Company’s Common Stock beneficially owned by ALF MASTER.

184,871

(b)	Percent of Class:

.27%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

184,871

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

184,871

	(iv)	shared power to dispose or to direct disposition of:

None

Page 29 of 39 Pages

AFT MASTER

(a)	Amount Beneficially Owned:

149,202

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

149,202

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

149,202

(iv) shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 22.63% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 149,202 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

149,202

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

Page 30 of 39 Pages

149,202

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

149,202

	(iv)	shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 77.16% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 149,202 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

149,202

(b)	Percent of Class:

.22%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

149,202

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

149,202

Page 31 of 39 Pages

	(iv)	shared power to dispose or to direct disposition of:

None

AFTL

(a)	Amount Beneficially Owned:

249,638

(b)	Percent of Class:

.36%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

249,638

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

249,638

	(iv)	shared power to dispose or to direct disposition of:

None

BCF

(a)	Amount Beneficially Owned:

173,531

(b)	Percent of Class:

.25%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

Page 32 of 39 Pages

173,531

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

173,531

	(iv)	shared power to dispose or to direct disposition of:

None

BDI MASTER

(a)	Amount Beneficially Owned:

921,503

(b)	Percent of Class:

1.34%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

921,503

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

921,503

	(iv)	shared power to dispose or to direct disposition of:

None

Page 33 of 39 Pages

BDI LP

(a)	Amount Beneficially Owned:

921,503

By virtue of its ownership of 33.91% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the 921,503 Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

(b)	Percent of Class:

1.34%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

921,503

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

921,503

(iv) shared power to dispose or to direct disposition of:

None

BDI LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 66.06% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 921,503 Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

921,503

Page 34 of 39 Pages

(b)	Percent of Class:

1.34%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

921,503

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

921,503

	(iv)	shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL, BCF, BDI MASTER, BDI LP, and BDI LTD., BAM may be deemed to beneficially own the 4,060,649 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL, BCF, BDI MASTER, BDI LP, and BDI LTD.

4,060,649

(b)	Percent of Class:

5.92%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

4,060,649

Page 35 of 39 Pages

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

4,060,649

	(iv)	shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 4,060,649 Shares of the Company’s Common Stock beneficially owned by BAM.

4,060,649

(b)	Percent of Class:

5.92%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

4,060,649

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

4,060,649

	(iv)	shared power to dispose or to direct disposition of:

None

Page 36 of 39 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 37 of 39 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 6, 2011.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS LEVERAGED MASTER FUND, LTD.		ATLAS LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

Page 38 of 39 Pages

ATLAS LEVERAGED FUND, LTD.		ATLAS FUNDAMENTAL TRADING LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

BALAMAT CAYMAN FUND LIMITED		BALYASNY DEDICATED INVESTOR MASTER FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

BALYASNY DEDICATED INVESTOR ONSHORE FUND, L.P.		BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

DMITRY BALYASNY		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Representative		Scott Schroeder Authorized Signatory

Page 39 of 39 Pages